Exhibit 99 Text of registrant's press release dated December 16, 1999 -

For Immediate Release
                                     Contact:  Thomas L. Langford
                                               Executive Vice President
                                               (617) 589-7424


             STONE & WEBSTER SELLS STOCK TO EMPLOYEE RETIREMENT PLAN

     Boston, Massachusetts, December 16, 1999 - Stone & Webster, Incorporated announced today that it sold one million shares of its Common Stock from its treasury to the Employee Retirement Plan of Stone & Webster, Incorporated and Participating Subsidiaries (the "Retirement Plan"). The purchase price, which was based on recent market prices for the Common Stock and discounted to reflect a block transaction, was determined to be fair to the Retirement Plan in a fairness opinion delivered to the Trustee under the Retirement Plan by the independent firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

     The Board of Directors of the Company had previously authorized the Trustee to make purchases of Common Stock in market transactions, and between August and October, 1999, the Retirement Plan had acquired a total of 79,800 shares in purchases made on the market. At its meeting on December 14, 1999, the Board determined that this sale of Common Stock was in the interest of both the Company's shareholders and the Retirement Plan.

     As a result of this transaction, Stone & Webster, Incorporated will receive in excess of $15 million in new capital, which it will use for general corporate purposes.

     Stone & Webster has recently completed its FY2000 Operating Plan and its Board of Directors reviewed and approved the Plan in concert with its decision to release the additional shares. The Company's management believes that operating results for FY2000 will meet current analyst expectations after the dilution resulting from the additional shares.

     Stone & Webster is a global leader in engineering, construction and consulting services for power, process, environmental, infrastructure and industrial markets.

     Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

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